EXHIBIT 99.1

United Health Products Announces Settlement of SEC Investigation

Henderson, Nevada – June 16, 2022 – United Health Products, Inc. (OTCPK: UEEC) (UHP), today announced a final settlement of the SEC investigation initially reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 2021.

UHP has agreed with the Securities and Exchange Commission (the Commission) to the following resolution terms which were previously described in its Form 8-K filed on April 29, 2022, among others, in a consent judgment against the company, without the company admitting or denying the Commission’s allegations:

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The company being permanently enjoined from violating: Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 under the Exchange Act; Section 17(a) of the Securities Act of 1933; Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 under the Exchange Act; Section 13(b)(2)(A) of the Exchange Act; and Section 13(b)(2)(B) of the Exchange Act, and

•	The company being required to pay a civil penalty of $450,000 in four installments within the next 270 days plus applicable statutory interest on any unpaid amounts outstanding after July 15, 2022.

Additionally, the company has agreed not to take any action or make any public statement denying any allegations in the Commission’s complaint or creating the impression that the complaint is without factual basis; and not to make any public statement to the effect that the company does not admit the allegations in the complaint without also stating that the company does not deny the allegations. This restriction would not affect the company’s right to take legal or factual positions in litigation or other legal proceedings in which the Commission is not a party, nor would it affect the company’s testimonial obligations.

In a separate settlement agreement between the Commission and Mr. Douglas Beplate, the company’s former Chief Executive Officer and a Director, Mr. Beplate will, among other things, make disgorgement payments to the company totaling $1,020,000 over the next six months.

Brian Thom, UHP’s Chief Executive Officer commented, “We are pleased to put this four-year process behind us and be able to focus our management and financial resources on important business priorities. We continue to seek damages related to the audit and review of our financial statements, which included the events that were the subject of this SEC matter, from our former auditor in a separate lawsuit where discovery is now complete and we are discussing a mediation process with the defendant.”

Investor relations:

Philippe Niemetz

212 344-6464

p.niemetz@panconsultants.com

About United Health Products -- United Health Products develops, manufactures and markets HemoStyp™, a patented Neutralized Oxidized Regenerated Cellulose (NORC) hemostatic agent. HemoStyp is an all-natural product designed to control bleeding. UHP currently offers a suite of hemostatic products to the dental, veterinary and consumer markets, and is focused on gaining approval to access the human surgical market.

For more information on UHP visit: www.unitedhealthproductsinc.com or contact the company at info@unitedhealthproductsinc.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipates” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.